UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2020

Trevi Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38886	45-0834299
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 Church Street, 14th Floor New Haven, Connecticut		06510
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 304-2499

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	TRVI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2020, the Board of Directors (the “Board”) of Trevi Therapeutics, Inc., a Delaware corporation (the “Company”), elected Dominick C. Colangelo to the Board as a Class II Director, effective immediately, with a term expiring at the 2021 annual meeting of stockholders. Mr. Colangelo was also appointed to serve on the Audit Committee of the Board. Following Mr. Colangelo’s appointment, the Audit Committee is now comprised of Mr. Colangelo, Michael Heffernan, and Anne VanLent (Chair).

Mr. Colangelo has served as President and Chief Executive Officer and a director of Vericel Corporation, a publicly-traded commercial-stage biopharmaceutical company, since March 2013. Mr. Colangelo has more than 20 years of executive management and corporate development experience in the biopharmaceutical industry, including nearly a decade with Eli Lilly and Company (“Eli Lilly”), a publicly-traded pharmaceutical company. During his career, he has held a variety of executive positions of increasing responsibility in product development, pharmaceutical operations, sales and marketing, and corporate development. He has extensive experience in the acquisition, development and commercialization of products across a variety of therapeutic areas. During his tenure at Eli Lilly, he held positions as Director of Strategy and Business Development for Eli Lilly’s Diabetes Product Group and also served as a founding Managing Director of Lilly Ventures. Mr. Colangelo received a B.S.B.A. in Accounting from the State University of New York at Buffalo and a J.D. from the Duke University School of Law.

There are no arrangements or understandings between Mr. Colangelo and any other person pursuant to which he was elected as a director of the Company.

In accordance with the Company’s director compensation program, Mr. Colangelo will receive an annual cash retainer of $35,000 for service on the Board and an annual cash retainer of $7,500 for service on the Audit Committee of the Board, each of which is payable quarterly in arrears. In addition, under the Company’s director compensation program, upon his election as a director, Mr. Colangelo was granted an option on June 29, 2020 to purchase 23,684 shares of the Company’s common stock at an exercise price per share of $6.87. This option vests as to 50% of the shares on the earlier of the first anniversary of the date of grant or the date of the first annual meeting of stockholders held following the date of grant with the remainder vesting on the earlier of the second anniversary of the date of grant or the date of the second annual meeting of stockholders held following the date of grant, and becomes exercisable in full upon the occurrence of a change in control of the Company. For a full description of the Company’s director compensation program, see Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-230745) filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2019.

Also in connection with Mr. Colangelo’s election to the Board, Mr. Colangelo will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-230745) filed with the SEC on April 5, 2019. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Colangelo for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

A copy of the Company’s press release announcing Mr. Colangelo’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated June 30, 2020*

*	The information contained in Exhibit 99.1 attached hereto relating to Item 5.02 shall be deemed to be furnished, and not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREVI THERAPEUTICS, INC.

Date: June 30, 2020	By:	/s/ Jennifer L. Good
Name: Jennifer L. Good
Title: President and Chief Executive Officer